Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONN’S, INC. REPORTS RESULTS FOR THE QUARTER ENDED OCTOBER 31, 2011

BEAUMONT, TEXAS (December 8, 2011) – Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced its operating results for the quarter ended October 31, 2011.

Significant items for the quarter include:

-
The Company recorded a pretax charge of $14.1 million, net of previously provided reserves, related to the required adoption of recent accounting guidance related to troubled debt restructuring, a pretax charge of $4.7 million for inventory reserves related to aged product and a charge of $0.4 million related to store closures, resulting in a reported net loss of $12.7 million, or $0.40 per diluted share outstanding;

-
Adjusted diluted earnings per share of $0.02 for the third quarter of fiscal 2012, excluding the impact of the adoption of the troubled debt restructuring accounting guidance, inventory reserve adjustment and store closing costs, as compared to an adjusted diluted loss per share of $0.12 for the same period in the prior fiscal year, on a higher number of shares outstanding in the current year period;

-	Total revenues were $179.5 million, up 5.2% from the same period in the prior fiscal year, on a same store sales increase of 18.9%;
-	Retail segment adjusted retail gross margin, excluding the inventory reserve adjustment, increased 240 basis points to 28.2%;
-
Retail segment adjusted operating loss, excluding the inventory reserve adjustment and store closing costs, was reduced to $0.8 million for the quarter, as compared to $3.5 million for the same quarter in the prior fiscal year;

-
Credit segment adjusted operating income, excluding the required adoption of accounting guidance related to troubled debt restructuring, decreased to $5.6 million for the quarter, as compared to adjusted operating income of $6.8 million for the same quarter in the prior fiscal year;

-	Credit segment 60+ day delinquency percentage declined to 7.9%; and
-	The Company initiated earnings guidance for fiscal year 2013 of adjusted diluted earnings per share of $1.05 to $1.15.

“I am encouraged by our sales performance, as we returned to positive same store sales during the quarter,” commented Theodore Wright, the Company’s CEO. “The improvements in our retail operating performance carried over into the month of November, when we experienced a same store sales increase of 10.5%.”

Retail Segment Results

The change in the retail segment’s total revenues was comprised of a product sales increase of 11.6%, a repair service agreement commission increase of 28.1% and a service revenue increase of 4.8%, as compared to the same quarter in the prior fiscal year. The increase in sales during the quarter was driven by higher average selling prices in all major categories and increased unit sales in furniture and mattresses, home appliances and consumer electronics.

The retail segment’s adjusted retail gross margin increased to 28.2% in the current-year quarter, from 25.8% in the same quarter of the prior year. The increase in the retail gross margin was driven by an increase in higher-margin furniture and mattress sales as a percent of total product sales, improved gross margins in the furniture and mattresses and home office categories, and increased sales penetration of repair service agreements.

Credit Segment Results

The credit segment’s results, as compared to the same quarter in the prior year, were impacted by:

•	Reduced total portfolio balance and delinquency levels, resulting in lower interest earnings and reduced servicing costs;
•	Changes in the Company’s charge-off policy at July 31, 2011, and in its reaging policy during the third quarter, that have resulted in:
o	Accounts reaged more than twelve months charging off more quickly, and thus an increase in the provision for bad debts to account for the change in timing;
o	A reduction in the number of accounts reaged during the period, as compared to the prior year period;
o	A change in the approach to collections of reaged accounts, allowing further reductions in servicing costs; and
•
The required adoption of accounting guidance related to troubled debt restructuring, which, despite the improving delinquency, reage and payment rate trends, resulted in accelerating the recognition of expected losses on accounts that qualify as restructured under the guidance, based on an estimate of the present value of the account. As a result, the Company increased its allowances for bad debts and cancellations of repair service agreements and credit insurance by $14.1 million during the quarter for accounts that qualified as restructured during the nine months ended October 31, 2011.

The key credit portfolio performance metrics of the credit segment for the quarter included:

-
Net charge-offs for the third fiscal quarter of 2012 totaled $5.4 million, as compared to $10.7 million for the same period in the prior fiscal year, and benefited from the impact of the charge-off policy change during the second quarter, which accelerated charge-offs of delinquent accounts during the second quarter of the current fiscal year;

-	A 20 basis point improvement in the 60-209 day delinquency rate to 7.9% at October 31, 2011, from 8.1% at October 31, 2010. The 60-209 day delinquency rate was 7.0% at January 31, 2011;
-
A 370 basis point improvement in the percentage of the portfolio reaged to 16.0% at October 31, 2011, from 19.7% at October 31, 2010. The percentage of the portfolio reaged at January 31, 2011, was 19.8%; and

-
The average monthly payment rate (amount collected from customers as a percentage of the portfolio balance) increased for the seventh consecutive quarter, versus the same quarter in the prior year, to 5.39% for the quarter ended October 31, 2011, from 5.10% for the quarter ended October 31, 2010.

More information on the credit portfolio and its performance may be found in the table included with this press release and in the Company’s Form 10-Q to be filed with the Securities and Exchange Commission.

The Company reported a net loss of $12.7 million, or a diluted loss per share of $0.40 for the third quarter of fiscal 2012, compared to a net loss of $4.8 million, or a diluted loss per share of $0.19, for the third quarter of fiscal 2011. The net loss for the third quarter of fiscal 2012 was impacted by the Company’s investments in advertising and sales staffing, in support of its growth initiatives, to drive sales growth during the third and fourth quarters of the current fiscal year and on an ongoing basis. Adjusted net income, adjusted for the impact of the adoption of the troubled debt restructuring accounting guidance, inventory reserve adjustment and store closing costs, was $0.5 million, or adjusted diluted earnings per share of $0.02, for the third quarter of fiscal 2012.

Capital and Liquidity

As of October 31, 2011, there was $302.0 million, excluding $1.8 million of letters of credit, outstanding under the asset-based loan facility. As of October 31, 2011, the Company had $80.1 million of immediately available borrowing capacity, and an additional $46.1 million that could become available upon increases in eligible inventory and customer receivable balances under the borrowing base. Subsequent to the completion of the quarter, during November 2011, the Company completed a $20 million expansion of its asset-based loan facility, increasing the total commitment to $450 million to provide additional borrowing capacity to support future growth.

Outlook and Guidance

The Company reduced its guidance for the fiscal year ending January 31, 2012, to an adjusted diluted earnings per share range of $0.55 to $0.65, excluding charges related to the Company’s refinancing completed during the second quarter, costs related to completed and future store closings, the impact of the required adoption of accounting guidance related to troubled debt restructuring and the additional inventory reserves recorded. The following factors were considered in developing the guidance:

•	Same stores sales are expected to be positive during the fourth quarter;
•	Retail segment retail gross margin is expected to be between 28.0% and 29.0% during the fourth quarter;
•	The credit portfolio balance is expected to grow during the fourth quarter;
•
The provision for bad debts, including adjustments related to the new troubled debt restructuring accounting, is expected to be between 4.0% and 5.0%, on an annualized basis, of the average portfolio balance outstanding during the fourth quarter; and

•	Selling, general and administrative expense, as a percent of revenues, is expected to be consistent with or slightly lower than prior year levels.

The Company initiated earnings guidance, for the fiscal year ending January 31, 2013, of diluted earnings per share of $1.05 to $1.15. The following factors were considered in developing the guidance:

•	Same stores sales are expected to be up low to mid-single digits;
•	Opening of between five and seven new locations in new markets;
•	Retail segment retail gross margin is expected to be between 28.0% and 30.0%;
•	The credit portfolio balance is expected to increase;
•	The provision for bad debts is expected to be between 3.0% and 4.0% of the average portfolio balance outstanding; and
•	Selling, general and administrative expense, as a percent of revenues, is expected to be between 28.5% and 29.5% of total revenues.

Conference Call Information

Conn’s, Inc. will host a conference call and audio webcast today, December 8, 2011, at 10:00 AM, CT, to discuss its financial results for the quarter ended October 31, 2011. A link to the live webcast, which will be archived for one year, and slides to be referred to during the call will be available at IR.Conns.com. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 70 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 17 in the Dallas/Fort Worth Metroplex, eight in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. The Company’s primary product categories include:

•	Home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
•
Consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray and DVD players, video game equipment, portable audio, MP3 players and home theater products;

•	Furniture and mattresses, including furniture for the living room, dining room, bedroom and related accessories and mattresses; and
•	Home office, including desktop, notebook, netbook and tablet computers, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 60% of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

-	the Company's growth strategy and plans regarding opening new stores and entering new markets;
-	the Company's intention to update, relocate or expand existing stores;
-	the effect of closing or reducing the hours of operation of existing stores;
-	the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
-	the Company's ability to introduce additional product categories;
-	sales trends in the home appliances, consumer electronics and furniture and mattress industries and the Company's ability to respond to those trends;
-	the pricing actions and promotional activities of competitors;

-	relationships with the Company's key suppliers;
-	delinquency and loss trends in the receivables portfolio;
-	the Company’s ability to offer flexible financing programs;
-	changes in the Company’s collection practices and policies;
-	the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
-
the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;

-	the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
-
the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;

-
reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;

-	the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
-	the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
-	the cost of any amended, renewed or replacement credit facilities;
-	interest rates;
-	general economic and financial market conditions;
-	weather conditions in the Company's markets;
-	the outcome of litigation or government investigations;
-	changes in the Company's stock price; and
-	the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 1, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Conn's, Inc.
CONDENSED, CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2011	2010	2011
Revenues
Total net sales	$135,650	$149,967	$474,694	$456,287
Finance charges and other	34,914	29,578	106,719	98,081
Total revenues	170,564	179,545	581,413	554,368
Cost and expenses
Cost of goods and parts sold, including
warehousing and occupancy costs	101,188	114,669	350,113	333,106
Selling, general and administrative expense	55,288	59,623	174,589	172,062
Costs and impairment charges related to store closings	-	375	-	4,033
Provision for bad debts	10,813	19,322	28,786	31,852
Total cost and expenses	167,289	193,989	553,488	541,053
Operating income (loss)	3,275	(14,444)	27,925	13,315
Interest expense, net	7,722	3,919	20,234	18,479
Costs related to financing transactions not completed	2,896	-	2,896	-
Loss from early extinguishment of debt	-	-	-	11,056
Other income (expense), net	(17)	(5)	167	81
Income (loss) before income taxes	(7,326)	(18,358)	4,628	(16,301)
Provision (benefit) for income taxes	(2,546)	(5,635)	2,123	(4,877)
Net income (loss)	$(4,780)	$(12,723)	$2,505	$(11,424)

Earnings (loss) per share
Basic	$(0.19)	$(0.40)	$0.10	$(0.36)
Diluted	$(0.19)	$(0.40)	$0.10	$(0.36)
Average common shares outstanding
Basic	24,951	31,881	24,941	31,819
Diluted	24,951	31,881	24,944	31,819

Notes:
•
Previously reported Earnings per share and Average common shares outstanding amounts have been corrected to retroactively adjust for the impact of the Company’s November 2010 common stock rights offering.

•
Previously reported Finance charges and other amounts have been revised to correct the Company’s prior estimates related to its change from recording interest income based on the Rule of 78’s to the interest method.

Conn's, Inc. - Retail Segment
CONDENSED FINANCIAL INFORMATION
(unaudited)
(in thousands, except store counts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2011	2010	2011
Revenues
Product sales	$125,817	$140,404	$439,492	$422,914
Repair service agreement commissions, net	8,275	10,602	28,616	29,449
Service revenues	3,769	3,950	12,709	11,650
Total net sales	137,861	154,956	480,817	464,013
Finance charges and other	215	60	681	678
Total revenues	138,076	155,016	481,498	464,691
Cost and expenses
Cost of goods sold, including
warehousing and occupancy costs	99,546	113,022	343,979	328,133
Cost of parts sold, including
warehousing and occupancy costs	1,642	1,647	6,134	4,973
Selling, general and administrative expense	40,148	45,721	126,689	128,653
Costs and impairment charges related to store closings	-	375	-	4,033
Provision for bad debts	271	135	668	469
Total cost and expenses	141,607	160,900	477,470	466,261
Operating income (loss)	(3,531)	(5,884)	4,028	(1,570)
Other (income) expense, net	(17)	(5)	167	81
Segment income (loss) before income taxes	$(3,514)	$(5,879)	$3,861	$(1,651)

Retail gross margin	25.8%	25.2%	26.5%	27.5%
Selling, general and administrative expense
as percent of revenues	29.1%	29.5%	26.3%	27.7%
Operating margin	(2.6%)	(3.8%)	0.8%	(0.3%)
Number of stores, end of period	76	70	76	70

Conn's, Inc. - Credit Segment
CONDENSED FINANCIAL INFORMATION
(unaudited)
(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,

	2010	2011	2010	2011
Revenues
Product sales	$-	$-	$-	$-
Repair service agreement commissions, net	(2,211)	(4,989)	(6,123)	(7,726)
Service revenues	-	-	-	-
Total net sales	(2,211)	(4,989)	(6,123)	(7,726)
Finance charges and other	34,699	29,518	106,038	97,403
Total revenues	32,488	24,529	99,915	89,677
Cost and expenses
Selling, general and administrative expense	15,140	13,902	47,900	43,409
Provision for bad debts	10,542	19,187	28,118	31,383
Total cost and expenses	25,682	33,089	76,018	74,792
Operating income (loss)	6,806	(8,560)	23,897	14,885
Interest expense, net	7,722	3,919	20,234	18,479
Costs related to financing transactions not completed	2,896	-	2,896	-
Loss from early extinguishment of debt	-	-	-	11,056
Segment income (loss) before income taxes	$(3,812)	$(12,479)	$767	$(14,650)

Selling, general and administrative expense
as percent of revenues	46.6%	56.7%	47.9%	48.4%
Operating margin	20.9%	-34.9%	23.9%	16.6%

MANAGED PORTFOLIO STATISTICS
(dollars in thousands, except average outstanding balance per account)

	Year ended January 31,			Nine Months ended October 31,
	2009	2010	2011	2010	2011

Total accounts	537,957	551,312	525,950	521,316	472,791
Total outstanding balance	$753,513	$736,041	$675,766	$676,994	$605,650
Average outstanding balance per account	$1,401	$1,335	$1,285	$1,299	$1,281
Weighted average origination credit score of sales financed	612	620	624	627	623
Weighted average credit score of outstanding balances	585	586	591	590	602
Balance 60+ days delinquent	$55,141	$73,391	$58,042	$64,934	$47,653
Percent 60+ days delinquent	7.3%	10.0%	8.6%	9.6%	7.9%
Percent 60-209 days delinquent	6.0%	8.3%	7.0%	8.1%	7.9%
Percent of portfolio reaged	18.8%	20.2%	19.8%	19.7%	16.0%
Weighted average monthly payment rate (YTD)	5.5%	5.2%	5.3%	5.4%	5.7%
Net charge-off ratio (YTD annualized)	3.3%	4.1%	5.6%	5.5%	5.5%

Notes: The net charge-off ratio for the nine months ended October 31, 2011, is impacted by the additional $4.4 million charged-off as a result of the charge-off policy change earlier in the fiscal year, which impacted the net charge-off ratio by approximately 90 basis points.

Conn's, Inc.
CONDENSED, CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 31,	October 31,
	2011	2011

Assets
Current assets
Cash and cash equivalents	$10,977	$6,510
Other accounts receivable, net	30,476	30,515
Customer accounts receivable, net	342,754	305,623
Inventories	82,354	96,703
Deferred income taxes	19,477	21,388
Prepaid expenses and other assets	10,418	10,623
Total current assets	496,456	471,362
Non-current deferred income tax asset	8,009	9,721
Long-term customer accounts receivable, net	289,965	255,346
Total property and equipment, net	46,890	40,619
Other assets, net	10,118	10,004
Total assets	$851,438	$787,052
Liabilities and Stockholders' Equity
Current Liabilities
Current portion of long-term debt	$167	$679
Accounts payable	57,740	59,480
Accrued compensation and related expenses	5,477	7,425
Accrued expenses	25,423	29,579
Other current liabilities	30,917	29,109
Total current liabilities	119,724	126,272
Long-term debt	373,569	309,997
Other long-term liabilities	5,248	6,856
Total stockholders' equity	352,897	343,927
Total liabilities and stockholders' equity	$851,438	$787,052

NON-GAAP RECONCILIATION OF NET INCOME (LOSS), AS ADJUSTED
AND DILUTED EARNINGS (LOSS) PER SHARE, AS ADJUSTED
(unaudited)
(in thousands, except earnings per share)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2011	2010	2011
Net income (loss), as reported	$(4,780)	$(12,723)	$2,505	$(11,424)
Adjustments:
Costs related to financing transactions not completed	2,896	-	2,896	-
Loss from early extinguishment of debt	-	-	-	11,056
Costs and impairment charges related to store closings	-	375	-	4,033
Severance costs	-	-	-	813
Inventory reserve adjustment	-	4,669	-	4,669
Charge to record reserves required by the adoption of troubled debt restructuring accounting guidance	-	27,487	-	27,487
Reserves previously provided related to accounts considered restructured under the troubled debt restructuring accounting guidance	-	(13,350)	-	(13,350)
Tax impact of adjustments	(1,019)	(5,961)	(1,019)	(12,166)
Net income (loss), as adjusted	$(2,903)	$497	$4,382	$11,118

Average common shares
outstanding - Diluted	24,951	31,881	24,944	31,819

Earnings (loss) per share - Diluted
As reported	$(0.19)	$(0.40)	$0.10	$(0.36)
As adjusted	$(0.12)	$0.02	$0.18	$0.35

NON-GAAP RECONCILIATION OF RETAIL SEGMENT
OPERATING INCOME (LOSS), AS ADJUSTED
(unaudited)
(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2011	2010	2011
Operating income (loss), as reported	$(3,531)	$(5,884)	$4,028	$(1,570)
Adjustments:
Inventory reserve adjustment	-	4,669	-	4,669
Costs and impairment charges related to store closings	-	375	-	4,033
Operating income (loss), as adjusted	$(3,531)	$(840)	$4,028	$7,132

NON-GAAP RECONCILIATION OF RETAIL SEGMENT
GROSS MARGIN, AS ADJUSTED
(unaudited)
(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2011	2010	2011
Product sales, as reported	$125,817	$140,404	$439,492	$422,914
Repair service agreement commissions, net,
as reported	8,275	10,602	28,616	29,449
	134,092	151,006	468,108	452,363
Cost of goods sold, including warehousing and occupancy costs, as reported	99,546	113,022	343,979	328,133
Gross Profit, as reported	$34,546	$37,984	$124,129	$124,230
Gross Margin, as reported	25.8%	25.2%	26.5%	27.5%
Adjustments:
Inventory reserve adjustment	-	4,669	-	4,669
Gross Profit, as adjusted	$34,546	$42,653	$124,129	$128,899
Gross Margin, as adjusted	25.8%	28.2%	26.5%	28.5%

NON-GAAP RECONCILIATION OF CREDIT SEGMENT
OPERATING INCOME (LOSS), AS ADJUSTED
(unaudited)
(in thousands)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2010	2011	2010	2011
Operating income (loss), as reported	$6,806	$(8,560)	$23,897	$14,885
Adjustments:
Charge to record reserves required by the adoption of troubled debt restructuring accounting guidance	-	27,487		27,487
Reserves previously recorded related to accounts considered restructured under the troubled debt restructuring accounting guidance	-	(13,350)	-	(13,350)
Operating income, as adjusted	$6,806	$5,577	$23,897	$29,022

Basis for presentation of non-GAAP disclosures:

To supplement the Company’s consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles ("GAAP"), the Company also provides adjusted net income and adjusted earnings per diluted share information. These non-GAAP financial measures are not meant to be considered as a substitute for comparable GAAP measures but should be considered in addition to results presented in accordance with GAAP, and are intended to provide additional insight into the Company’s operations and the factors and trends affecting the Company’s business. The Company’s management believes these non-GAAP financial measures are useful to financial statement readers because (1) they allow for greater transparency with respect to key metrics the Company uses in its financial and operational decision making and (2) they are used by some of its institutional investors and the analyst community to help them analyze the Company’s operating results.

CONN-F

Contact:
Conn’s, Inc., Beaumont
Chief Financial Officer
Mike Poppe (409) 832-1696  Ext. 3294